As filed with the Securities and Exchange Commission on June 16, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STARBUCKS CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1325671
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2401 Utah Avenue South

Seattle, Washington 98134

(Address of principal executive offices, including zip code)

STARBUCKS CORPORATION AMENDED AND RESTATED 2005 LONG-TERM

EQUITY INCENTIVE PLAN

STARBUCKS CORPORATION AMENDED AND RESTATED KEY EMPLOYEE

STOCK OPTION PLAN – 1994

STARBUCKS CORPORATION AMENDED AND RESTATED 1989 STOCK OPTION PLAN

FOR NON-EMPLOYEE DIRECTORS

(Full title of plans)

PAULA E. BOGGS

(executive vice president, general counsel and secretary)

Starbucks Corporation

2401 Utah Avenue South

Seattle, Washington 98134

(206) 318-5230

(Name, address and telephone number, including area code, of agent for service)

Copy to:

J. SUE MORGAN

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101

(206) 359-8000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share
Starbucks Corporation Amended and Restated 1989 Stock Option Plan for Non-Employee Directors (“1989 Plan”)	1,390,992	$12.76	$17,749,058	$1,266(2)
Starbucks Corporation Amended and Restated Key Employee Stock Option Plan – 1994 (“1994 Plan”)	11,290,782	$14.12	$159,425,842	$11,368(3)
Starbucks Corporation Amended and Restated 2005 Long-Term Equity Incentive Plan (“2005 Plan”)	10,036,428	$26.71	$268,072,992	$19,114(4)

(1)	Pursuant to Rule 416(a), includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.
(2)	Computed in accordance with Rule 457(h), solely for the purpose of calculating the registration fee, based on the weighted average exercise price (rounded to the nearest cent) for outstanding stock options granted pursuant to the 1989 Plan.
(3)	Computed in accordance with Rule 457(h), solely for the purpose of calculating the registration fee, based on the weighted average exercise price (rounded to the nearest cent) for outstanding stock options granted pursuant to the 1994 Plan.
(4)	Pursuant to Rule 457(h) and Rule 457(c), the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated to be $26.71, based on the average of the high sales price ($27.01) and the low sales price ($26.40) per share of the Registrant’s Common Stock as reported by the NASDAQ Global Select Market on June 10, 2010.

EXPLANATORY STATEMENT

This Registration Statement on Form S-8 (this “Registration Statement”) relates to (i) the registration of 10,036,428 shares of common stock, par value $0.001 per share (“Common Stock”), of Starbucks Corporation (the “Registrant”) under the Starbucks Corporation Amended and Restated 2005 Long-Term Equity Incentive Plan (the “2005 Plan”); (ii) the registration of 11,290,782 shares of Common Stock issuable upon exercise of presently outstanding stock options issued under the Starbucks Corporation Amended and Restated Key Employee Stock Option Plan – 1994 (“1994 Plan”); and (iii) the registration of 1,390,992 shares of Common Stock issuable upon exercise of presently outstanding stock options issued under the Starbucks Corporation Amended and Restated 1989 Stock Option Plan for Non-Employee Directors (“1989 Plan”).

On February 9, 2005, the shareholders of the Registrant approved the 2005 Plan, which replaced the Registrant’s former stock option plans, including the 1989 Plan, the 1994 Plan and Starbucks Corporation 1991 Company-Wide Stock Option Plan (the “1991 Plan”). No new awards have been made under the former stock option plans subsequent to shareholder approval of the 2005 Plan. According to the terms of the 2005 Plan, any shares subject to outstanding awards under the Registrant’s former stock option plans that are cancelled or forfeited after February 9, 2005 are available for issuance under the 2005 Plan.

The 10,036,428 shares of Common Stock being registered hereunder for the 2005 Plan are comprised of: (i) 7,026,367 shares subject to awards under the 1994 Plan that were cancelled or forfeited after February 9, 2005; (ii) 2,550,575 shares subject to awards under the 1991 Plan that were cancelled or forfeited after February 9, 2005; and (iii) 459,486 shares subject to awards under the 1989 Plan that were cancelled or forfeited after February 9, 2005 (collectively, the “Carryover Shares”). None of the Carryover Shares may be issued under the former stock option plans; such 10,036,428 shares may be offered and sold only under the 2005 Plan.

NEW ACCOUNTING PRONOUNCEMENT

As discussed in Starbucks Quarterly Report on Form 10-Q for the period ended December 27, 2009, in December 2007, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance on accounting and reporting for noncontrolling interests in subsidiaries. The guidance clarifies that a noncontrolling interest in a subsidiary should be accounted for as a component of equity separate from the parent’s equity. It also requires the presentation of both net earnings attributable to noncontrolling interests and net earnings attributable to Starbucks on the face of the Consolidated Statement of Earnings. Starbucks adopted the new guidance relating to noncontrolling interests beginning September 28, 2009 on a prospective basis, except for the presentation and disclosure requirements, which were applied retrospectively.

The adoption of the new guidance resulted in the following reclassifications to Starbucks consolidated financial statements (in millions):

	Financial statement line item	Fiscal Year Ended
		Sep 27, 2009		Sep 28, 2008		Sep 30, 2007
Consolidated Financial Statement		As reported	As adjusted	As reported	As adjusted	As reported	As adjusted
Statement of Earnings	Interest income and other, net	$36.3	$37.0	$9.0	$5.1	$40.4	$41.5
Statement of Earnings	Earnings before income taxes	559.2	559.9	459.5	455.6	1,056.3	1,057.4
Statement of Earnings and Statement of Cash Flows	Net earnings	390.8	—	315.5	—	672.6	—
Statement of Earnings and Statement of Cash Flows	Net earnings including noncontrolling interests	—	391.5	—	311.6	—	673.7
Statement of Earnings	Net earnings / (loss) attributable to noncontrolling interests	—	0.7	—	(3.9)	—	1.1
Statement of Earnings	Net earnings attributable to Starbucks	—	390.8	—	315.5	—	672.6
Balance Sheet - Liabilities	Other long-term liabilities	400.8	389.6	442.4	424.1	354.1	336.8
Balance Sheet - Equity	Noncontrolling interests	—	11.2	—	18.3	—	17 .3
Statement of Cash Flows	Other operating liabilities	61.3	60.6	71.5	75.4	114.9	113.8

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 27, 2009, filed with the Commission on November 20, 2009, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K, referred to in paragraph (a) above; and

(c) The description of the Registrant’s Common Stock contained in the Registration Statements on Form 8-A and Form 8-A/A, filed on June 18, 1992 and March 26, 2001, respectively, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 23B.08.510 and 23B.08.570 of the Washington Business Corporation Act (the “WBCA”) authorize Washington corporations to indemnify directors and officers under certain circumstances against expenses and liabilities incurred in legal proceedings in which they are involved by reason of being a director or officer, as applicable. Section 23B.08.560 of the WBCA authorizes a corporation by provision in a bylaw approved by its shareholders to indemnify or agree to indemnify a director made a party to a proceeding, or obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations imposed by Sections 23B.08.510 through 23B.08.550; provided that no such indemnity shall indemnify any director from or on account of (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct of the director finally adjudged to be in violation of Section 23B.08.310 of the WBCA (which section relates to unlawful distributions) or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property or services to which the director was not legally entitled.

Article 9 of the Registrant’s Amended and Restated Articles of Incorporation, as amended, provides that, to the fullest extent that the WBCA permits the limitation or elimination of directors’ liability, a director shall not be liable to the Registrant or its shareholders for monetary damages as a result of acts or omissions as a director. Article VII of the Registrant’s Amended and Restated Bylaws requires the Registrant to indemnify every present or former director or officer to the fullest extent authorized by the WBCA or other applicable law against liabilities and losses incurred in connection with serving as a director or officer, as applicable, and to advance expenses of such director or officer in connection with defending any proceeding covered by the indemnity.

The Registrant maintains directors’ and officers’ liability insurance under which the Registrant’s directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being offered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1).

24.1	Power of Attorney (see signature page).

99.1	Starbucks Corporation Amended and Restated 2005 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Starbucks Corporation Form 8-K filed with the Commission March 20, 2009).

99.2	Starbucks Corporation Amended and Restated Key Employee Stock Option Plan – 1994 (incorporated by reference to Exhibit 10.2 to the Starbucks Corporation Form 8-K filed with the Commission March 20, 2009).

99.3	Starbucks Corporation Amended and Restated 1989 Stock Option Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.2 to the Starbucks Corporation Form 10-K filed with the Commission December 23, 2003).

Item 9.	UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 16th day of June, 2010.

STARBUCKS CORPORATION

/s/ HOWARD SCHULTZ
By:	Howard Schultz
chairman, president and chief executive officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Howard Schultz and Troy Alstead, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all post-effective amendments to this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on this 16th day of June, 2010.

Signature	Title

/s/ HOWARD SCHULTZ Howard Schultz	chairman, president and chief executive officer (principal executive officer)

/s/ TROY ALSTEAD Troy Alstead	executive vice president, chief financial officer and chief administrative officer (principal financial and accounting officer)

/s/ BARBARA BASS Barbara Bass	director

/s/ WILLIAM W. BRADLEY William W. Bradley	director

/s/ MELLODY HOBSON Mellody Hobson	director

/s/ KEVIN R. JOHNSON Kevin R. Johnson	director

/s/ OLDEN LEE Olden Lee	director

/s/ SHERYL SANDBERG Sheryl Sandberg	director

/s/ JAMES G. SHENNAN, JR. James G. Shennan, Jr.	director

/s/ JAVIER G. TERUEL Javier G. Teruel	director

/s/ MYRON E. ULLMAN, III Myron E. Ullman, III	director

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being offered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1).

24.1	Power of Attorney (see signature page).

99.1	Starbucks Corporation Amended and Restated 2005 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Starbucks Corporation Form 8-K filed with the Commission March 20, 2009).

99.2	Starbucks Corporation Amended and Restated Key Employee Stock Option Plan – 1994 (incorporated by reference to Exhibit 10.2 to the Starbucks Corporation Form 8-K filed with the Commission March 20, 2009).

99.3	Starbucks Corporation Amended and Restated 1989 Stock Option Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.2 to the Starbucks Corporation Form 10-K filed with the Commission December 23, 2003).